Filed pursuant to Rule 424(b)(5)
Registration No. 333-284783

PROSPECTUS

SEACOR MARINE HOLDINGS INC.

Up to $25,000,000

of Common Stock

We entered into an At Market Issuance Sales Agreement (the “sales agreement”) dated February 7, 2025, with B. Riley Securities, Inc. (the “sales agent”), as our sales agent, relating to shares of our common stock, par value $0.01 per share. In accordance with the terms of the sales agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $25,000,000 from time to time through or to our sales agent under this prospectus, as sales agent or as principal.

Sales of our common stock, if any, under this prospectus will be made by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended (the “Securities Act”). Our common stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “SMHI.” The last reported sale price of our common stock on The NYSE on February 19, 2025 was $6.81 per share.

The compensation of our sales agent for sales of common stock pursuant to the sales agreement shall be a commission rate up to 3.0% of the gross proceeds from each sale. The net proceeds from any sale under this prospectus will be used as described under “Use of Proceeds” in this prospectus. There is no arrangement for funds to be received in escrow, trust or similar arrangement.

In connection with the sale of the common stock on our behalf, the sales agent will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the sales agent will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to the sales agent with respect to certain civil liabilities, including liabilities under the Securities Act. See “Plan of Distribution.”

The sales agent is not required to sell any specific number or dollar amount of common stock but will use its commercially reasonable efforts, as our agent and subject to the terms of the sales agreement, to sell the common stock offered, as instructed by us. The offering of common stock pursuant to this prospectus will terminate upon the earlier of (i) the sale of all common stock subject to this prospectus or (ii) the termination of the sales agreement by us or by the sales agent pursuant to the terms of the sales agreement. In addition, the sales agreement replaces the At Market Issuance Sales Agreement dated November 1, 2023 by and between the Company and the sales agent, which is being terminated in connection with the execution of the sales agreement.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus and the “Risk Factors” section contained in our reports filed with the Securities and Exchange Commission which are incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

B. Riley Securities

The date of this prospectus is February 24, 2025.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus, and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus on page 4 and the “Risk Factors” section contained in our most recent Annual Report on Form 10-K, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the financial statements and other information incorporated by reference in this prospectus when making an investment decision. In this prospectus, the terms “we,” “us,” and the “Company” refer to SEACOR Marine Holdings Inc. and its subsidiaries.

Our Company

The Company provides global marine and support transportation services to offshore energy facilities worldwide. As of September 30, 2024, the Company operated a diverse fleet of 55 support vessels, of which 54 were owned or leased-in and one was managed on behalf of an unaffiliated third party. The primary users of the Company’s services are major integrated national and international oil companies, independent oil and natural gas exploration and production companies, oil field service and construction companies, as well as offshore wind farm operators and offshore wind farm installation and maintenance companies.

The Company operates and manages a diverse fleet of offshore support vessels that (i) deliver cargo and personnel to offshore installations, including offshore wind farms, (ii) assist offshore operations for production and storage facilities, (iii) provide construction, well work-over, offshore wind farm installation and decommissioning support, (iv) carry and launch equipment used underwater in drilling and well installation, maintenance, inspection and repair and (v) handle anchors and mooring equipment for offshore rigs and platforms. Additionally, the Company’s vessels provide emergency response services and accommodations for technicians and specialists.

The Company operates its fleet in four principal geographic regions: the United States (“U.S.”), primarily in the Gulf of Mexico; Africa and Europe; the Middle East and Asia; and Latin America, primarily in Mexico and Guyana. The Company’s vessels are highly mobile and regularly and routinely move between countries within a geographic region. In addition, the Company’s vessels are redeployed among geographic regions, subject to flag restrictions, as changes in market conditions dictate. The number and type of vessels operated, their rates per day worked and their utilization levels are the key determinants of the Company’s operating results and cash flows.

Our principal executive offices are located at 12121 Wickchester Lane, Suite 500, Houston, Texas 77079. Our telephone number is (346) 980-1700. SEACOR Marine’s website address is www.seacormarine.com. Information contained on SEACOR Marine’s website is not and should not be deemed a part of this prospectus or any report or filing filed with or furnished to the SEC.

THE OFFERING

Common stock offered by us	Shares of common stock having an aggregate offering price of up to $25,000,000. The actual number of shares outstanding after this offering will vary depending on the number of shares sold and issued and the sales price of such shares.

Plan of distribution	“At the market offering” that may be made from time to time to or through B. Riley Securities, Inc., as sales agent or principal. See “Plan of Distribution” in this prospectus.

Common stock to be outstanding after this offering, assuming an offering price of $6.81 per share(1)	Up to 31,340,432 shares, assuming sales of 3,671,071 shares of our common stock in this offering at an offering price at a price of $6.81 per share, which was the closing price of our common stock on the NYSE on February 19, 2025. The actual number of shares issued will vary depending on the sales price under this offering.

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, which may include working capital needs, capital expenditures, repayment or refinancing of indebtedness, acquisitions, stock repurchases and redemptions of securities. See “Use of Proceeds.”

Risk factors	Investing in our common stock involves a high degree of risk. You should carefully consider all of the information in this prospectus and the documents incorporated by reference in this prospectus. In particular, see “Risk Factors” beginning on page 3 of this prospectus.

NYSE symbol	“SMHI”

(1)

The common stock outstanding after the offering is based on approximately 27,669,361 shares of our common stock outstanding as of January 31, 2025 and the sale of 3,671,071 shares of our common stock at an assumed offering price of $6.81 per share, the last reported sale price of our common stock on the NYSE on February 19, 2025, and excludes 2,561,603 shares of our common stock reserved for future issuance under our 2017 Equity Incentive Plan, 2020 Equity Incentive Plan, and 2022 Equity Incentive Plan as of January 31, 2025 or underlying options or performance restricted stock units currently issued and outstanding under such plans.

RISK FACTORS

Investing in our common stock involves substantial risk. You should carefully consider the risk factors disclosed below as well as those contained in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, as updated by our subsequent filings under the Exchange Act, and the other information contained in this prospectus before acquiring any of our common stock. These risks could have a material adverse effect on our business, results of operations or financial condition and cause the value of our common stock to decline. You could lose all or part of your investment.

This prospectus also contains or incorporates by reference forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks faced by us described or incorporated by reference in this prospectus. See “Forward-Looking Statements.”

Risks Related to our Common Stock and the Offering

Our management will have broad discretion as to the use of proceeds from this offering and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, if any, and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. You will be relying on the judgment of our management concerning these uses and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The failure of our management to apply these funds effectively could result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our common stock to decline.

There may be future dilution of our common stock as a result of future sales of our common stock, which could adversely impact our stock price.

The issuance of shares of our common stock from time to time pursuant to the sales agreement may have a dilutive effect on our earnings per share, which could adversely impact the market price of our common stock. The actual amount of dilution and the effect on the market price of our common stock, if any, will be based on numerous factors, particularly the actual number of shares issued pursuant to the sales agreement, the use of proceeds and the return generated by the investments acquired with the net proceeds, and cannot be determined at this time. In addition, the issuance and sale of substantial amounts of our common stock, or the perception that such issuances and sales may occur, could adversely affect the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. Additionally, the sale of shares of common stock in this offering will increase the supply of available shares, which may result in a decrease in the price of our common stock.

The shares of our common stock offered under this prospectus will be sold in “at the market offerings”, and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares under this prospectus at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold, and to determine the minimum sales price for shares sold. Investors may experience declines in the value of their shares as a result of share sales made in connection with “at the market offerings” at prices lower than the prices they paid.

The actual number of shares we will issue under the sales agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the sales agreement and compliance with applicable law, we and our sales agent may mutually agree to sell shares of our common stock under a placement notice at any time throughout the term of the sales agreement. The number of shares that are sold by our sales agent in connection with any placement notice will fluctuate based on the market price of the shares of our common stock during the sales period and limits we set with our sales agent. Because the price per share of each share sold will fluctuate based on the market price of our shares of common stock during the sales period, it is not possible to predict the number of shares that will ultimately be issued.

Our stock price may fluctuate significantly, and investors may not be able to sell their shares at an attractive price.

The trading price of our common stock may be volatile and subject to wide price fluctuations in response to various factors including:

•	market conditions in the broader stock market;

•	our capital structure and liquidity;

•	commodity prices and in particular prices of oil and natural gas;

•	actual or anticipated fluctuations in our quarterly financial condition and results of operations;

•	introduction of new equipment or services by us or our competitors;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	purchases and sales of large blocks of our common stock and the frequency and volume with which the common stock trades on the NYSE;

•	additions or departures of key personnel;

•	the ability or willingness of OPEC to set and maintain production levels for oil;

•	oil and natural gas production levels by non-OPEC countries;

•	regulatory or political developments;

•	litigation and governmental investigations; and

•	changing economic conditions, including economic changes in the shipping industry.

These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of our common stock and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business.

An investor’s percentage of ownership in the Company may be diluted in the future.

As with any publicly traded company, an investor’s percentage ownership in the Company may be diluted in the future because of the issuance of additional common stock. From time to time, we have issued and we expect we will continue to issue stock options or restricted stock grants or similar awards to employees, officers, and directors pursuant to our equity incentive award plans. Investors in our equity securities may experience dilution as these awards vest and are exercised by their holders and as the restrictions lapse on the restricted stock grants. We also may issue common stock, preferred stock or warrants of the Company to purchase common stock or preferred stock to raise capital to fund our growth initiatives in connection with acquisitions or the settlement of obligations or indebtedness, which would result in further dilution of existing stockholders. The issuance of any such shares of common stock, preferred stock or warrants to purchase common stock or preferred stock may result in a reduction of the book value or market price of the outstanding shares of our common stock.

Provisions in our certificate of incorporation and bylaws, and Delaware law, may discourage, delay or prevent a change of control of us or changes in our management and, therefore, may depress the trading price of our common stock.

Our Third Amended and Restated Certificate of Incorporation, dated June 11, 2019 (our “certificate of incorporation”) and Third Amended and Restated Bylaws, dated March 15, 2019 (our “bylaws”) include certain provisions that could have the effect of discouraging, delaying or preventing a change of control of us or changes in our management, including, among other things:

•	restrictions on the ability of our stockholders to fill a vacancy on the Board of Directors;

•	restrictions related to the ability of non-U.S. citizens owning our common stock;

•

our ability to issue preferred stock with terms that the Board of Directors may determine, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the absence of cumulative voting in the election of directors which may limit the ability of minority stockholders to elect directors;

•	limiting the ownership of non-U.S. citizens to 22.5%, which is lower than the Jones Act limitation of 25%; and

•

advance notice requirements for stockholder proposals and nominations, which may discourage or deter a potential acquirer from soliciting proxies to elect a particular slate of directors or otherwise attempting to obtain control of us.

These provisions in our certificate of incorporation and bylaws may discourage, delay or prevent a transaction involving a change in control of us that is in the best interests of our stockholders. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging future takeover attempts.

We do not expect to pay dividends to holders of our common stock.

We currently intend to retain our future earnings, if any, for the foreseeable future, to repay indebtedness and to fund the development and growth of our business. We do not intend to pay any dividends to holders of our common stock. As a result, capital appreciation in the price of our common stock, if any, will be investors’ only source of gain or income on an investment in our common stock.

FORWARD-LOOKING STATEMENTS

The information discussed in this prospectus, our filings with the SEC and our public releases include “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Exchange Act, the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the SEC. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of us to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

The forward-looking statements contained in or incorporated by reference into this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control, including:

•	fluctuating prices and decreased demand for oil and natural gas;

•	decreased demand for offshore oil and natural gas exploration, development and production;

•	public health emergencies and their impact and disruption to business operations and workforce;

•	restrictions and limitations imposed by credit facilities on operating and financial flexibility;

•	indebtedness;

•

downward pricing pressures on the price of crude oil and natural gas resulting from unconventional crude oil and natural gas sources and improved economics of producing natural gas and oil from such sources;

•	losses or impairment charges related to sold or idle vessels;

•	increase in competition in the offshore marine service industry;

•	oversupply of vessels or equipment serving offshore oil and natural gas operations may adversely impact charter rates for vessels and equipment;

•	loss of significant customers;

•	consolidation of customer base may adversely affect demand for services and reduction in revenue;

•	inability to maintain or replace offshore support vessels as they age;

•	failure to successfully complete construction or conversion of vessels, repairs, maintenance or routine dry dockings on schedule and on budget;

•	inability to attract and retain qualified personnel and crew vessels appropriately;

•	inability to improve operations and financial systems, and recruitment of additional staff;

•	seasonal factors and their impact on business operations and workforce;

•	incurring high levels of fixed costs regardless of business activity levels;

•	incurring higher than expected costs to return previously cold-stacked vessels to class as the markets recover or marketing strategies change;

•	inflation and increased interest rates may increase operating costs and capital costs;

•	inability to renew or replace expiring contracts for vessels;

•	early termination of vessel contracts may adversely affect operations;

•	inability to protect against service interruptions, data corruption, cyber-based attacks or network security breaches;

•	failure to comply with data protection and privacy laws could lead to financial penalties and reputational harm;

•	increased domestic and international laws and regulations, including additional laws and regulations in the event of high-profile incidents;

•	changes in federal government regulation of offshore resources for the production of oil and natural gas;

•	changes in laws and regulations, including environmental laws and regulations that can adversely affect the cost, manner or feasibility of doing business;

•	global climate change and changes to environmental regulations and environmental expectations;

•	instability of political, military and economic conditions in foreign countries;

•	business operation disruptions and exposure to liability caused by hazards inherent to the operation of vessels;

•	ability to retain customers due to a failure to maintain an acceptable safety record;

•	inadequacy of insurance coverage;

•	inadequate indemnification by customers for damage to their property or the property of their other contractors;

•	adverse effects and additional risks to business resulting from significant corporate transactions;

•	prohibition of operation of offshore support vessels in the U.S. resulting from failure to restrict the amount of ownership of the Company’s common stock by non-U.S. citizens;

•	repeal, amendment, suspension or non-enforcement of the Jones Act;

•	inability to sell off a portion of the business or forfeiture of vessels resulting from restrictions placed on non-U.S. citizen ownership;

•

restrictions placed by the Company’s incorporation and formation documents limiting ownership of common stock by individuals and entities that are not U.S. citizens may affect liquidity of common stock and may result in non-U.S. citizens being required to sell their shares at a loss or relinquish their voting, dividend and distribution rights;

•	inability to access funds, redeem any excess shares and suspension of operations in the U.S. coastwise trade due to non-U.S. citizens owning more than 25% of the Company’s common stock;

•	requisition or use by governmental agencies of the Company’s vessels;

•

inability to improve cash flow and liquidity through vessel sales resulting from inability to locate buyers with access to financing or to complete any sales on acceptable terms or within a reasonable time frame;

•	inability to collect amounts owed by customers;

•	lack of sole decision-making authority and disputes between joint ventures and investments in joint ventures;

•	exposure to potential future losses due to participation in industry-wide, multi-employer, defined benefit pension plans;

•	federal law and state law job-related claims;

•	fluctuations in common stock price;

•	ownership dilution;

•	common stock price and trading volume decline due to securities or industry analyst reports and recommendations;

•	costs associated with the development and maintenance of proper and effective internal controls over financial reporting;

•	failure to achieve and maintain effective internal controls over financial reporting;

•

depression of common stock price due to provisions in the Company’s incorporation and formation documents that may discourage, delay or prevent a change of control of the Company or changes in the Company’s management;

•

limitations to common stockholders’ ability to obtain favorable judicial forum for disputes due to forum selection clause restrictions placed by the Company’s incorporation and formation documents; and

•	intention not to pay dividends on our common stock for the foreseeable future.

Many of these factors are beyond our ability to control or predict. These factors are not intended to represent a complete list of the general or specific factors that may affect us.

In addition, management’s assumptions about future events may prove to be inaccurate. All readers are cautioned that the forward-looking statements contained in this prospectus and in the documents incorporated by reference into this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or that the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors described in “Risk Factors” included elsewhere in this prospectus and in the documents that we include in or incorporate by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and our subsequent SEC filings. All forward-looking statements speak only as of the date they are made. We do not intend to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

We may issue and sell shares of our common stock having aggregate gross sale proceeds of up to $25,000,000 from time to time.

There can be no assurance that we will be able to sell any shares under or fully utilize the sales agreement with the sales agent as a source of financing. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. We currently intend to use the net proceeds from this offering, after deducting the sales agent’s commissions and our offering expenses, for general corporate purposes such as, but not limited to, working capital, capital expenditures, repayment and refinancing of debt, acquisitions and stock repurchases. The amounts and timing of our use of proceeds will vary depending on many factors, including regulatory developments, the amount of cash generated or used by our operations, and the rate of growth, if any, of our business and other capital requirements. As a result, we will retain broad discretion in the allocation of the net proceeds, if any, we receive in connection with securities offered pursuant to this prospectus, and investors will be relying on the judgment of our management regarding the application of the proceeds.

DESCRIPTION OF COMMON STOCK

The following description sets forth certain material terms and provisions of our common stock. The following description is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, our certificate of incorporation and our bylaws, which are filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q filed with the SEC on August 7, 2019 and Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on March 19, 2019, respectively, which are incorporated by reference herein. Please read “Where You Can Find More Information.”

Authorized and Outstanding Capital Stock

The following description of our common stock and provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to our certificate of incorporation and bylaws, which have been incorporated by reference herein.

Our authorized capital stock consists of 60,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.01 per share.

As of January 31, 2025, there were 27,669,361 shares of common stock outstanding, and no shares of preferred stock outstanding.

Common Stock

The holders of our common stock are entitled to the following rights.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, and do not have cumulative voting rights. The common stock votes together as a single class. Directors will be elected by a plurality of the votes of the shares of common stock present in person or by proxy at a meeting of stockholders and voting for nominees in the election of directors. Except as otherwise provided in our Certificate of Incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at a meeting of stockholders and entitled to vote on the subject matter.

Dividend Rights

Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Other Rights

Holders of common stock have no preemptive, subscription, redemption or other conversion rights and do not have any sinking fund provisions. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Shares of our common stock are not convertible into any other shares of our capital stock.

Our Certificate of Incorporation and Our Bylaws

General. Certain provisions of our certificate of incorporation and bylaws could make our acquisition by a third party, a change in our incumbent management, or a similar change of control more difficult. These provisions, which are summarized below, are likely to reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation and our bylaws.

Preferred Stock. The authorization of undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire control of the Company.

Action by Written Consent. Our certificate of incorporation provides that any action required or permitted to be taken at a meeting of the stockholders may be taken by written consent if, but only if, a consent or consents in writing, setting forth the action so taken, are signed by the holders of not less than a majority (or such greater amount as may then be required by applicable law) in voting power of the outstanding shares of common stock entitled to vote thereon.

Advance Notice Requirements. Stockholders wishing to nominate persons for election to our Board of Directors at a meeting or to propose any business to be considered by our stockholders at a meeting must comply with certain advance notice and other requirements set forth in our bylaws.

Special Meetings. Our bylaws provide that special meetings of stockholders may only be called by order of a majority of the entire Board of Directors or by the Chairman of the Board or by the President of the Company.

Board Vacancies. Our bylaws provide that any vacancy on our Board of Directors may be filled by the Board of Directors or the Chairman of the Board; provided, however, that (a) the Chairman of the Board shall not have the power to fill a vacancy occurring in the office of any officer for whose election or appointment a provision is made in the bylaws stating that such officer shall be chosen solely by the Board of Directors and (b) prior to filling any vacancy in respect of the office of the Chief Financial Officer, the Chairman of the Board shall consult with the Audit Committee of the Board of Directors.

Removal of Directors. Our bylaws provide that any directors may be removed either with or without cause at any time by an affirmative vote of a majority of the entire Board of Directors.

Amendment of Certificate of Incorporation and Bylaws

Our bylaws may be altered or repealed at the annual meeting of stockholders or at any special meeting of the stockholders, in each case, at which a quorum is present or represented, provided in the case of a special meeting that notice of the proposed alteration or repeal is contained in the notice of such special meeting, by the affirmative vote of the holders of a majority in voting power of the outstanding capital stock entitled to vote at such meeting and present or represented thereat (in person or by proxy), or by the affirmative vote of a majority of the Board of Directors, at any regular meeting or any special meeting of the Board.

Limitation of Liability and Indemnification of Officers and Directors

Our certificate of incorporation limits the personal liability of directors and officers for breach of fiduciary duty to the Company or our stockholders. However, this provision does not eliminate or limit the liability of any of our directors and officers:

•	for any breach of the director’s duty of loyalty to the Company or its stockholders; or

•	for acts or omissions which are not taken or omitted to be taken in good faith or which involve intentional misconduct or knowing violation of the law; or

•	for any matter in respect of which such director would be liable under Section 174 of Title 8 of the Delaware General Corporation Law (“DGCL”) or any amendment or successor provision thereto; or

•	for any transaction from which the director shall have derived an improper personal benefit.

Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation on the personal liability of a director or officer of the Company for acts or omissions prior to such repeal or modification.

Our bylaws provide that the Company shall indemnify any director or officer of the Company against all costs and expenses actually and reasonably incurred by such person or on such person’s behalf, to the extent such director or officer is a party to or a witness in an action, suit or proceeding by reason of its position with the Company.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC. Its address is 48 Wall Street, New York, NY 10005 and its telephone number is 800-937-5449.

Our common stock is listed on the NYSE under the symbol “SMHI.”

PLAN OF DISTRIBUTION

We have entered into an At Market Issuance Sales Agreement (the “sales agreement”) with B. Riley Securities, Inc. (the “sales agent”), as our sales agent, under which we may issue and sell shares of our common stock having an aggregate offering price of up to $25,000,000 from time to time through or to the sales agent as sales agent or principal. The sales agent may sell the common stock by any method that is deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act.

Each time we wish to issue and sell common stock under the sales agreement, we will notify the sales agent of the number or dollar value of shares to be issued, the dates on which such sales are anticipated to be made, any limitation on the number of shares that may be sold in one day, any minimum price below which sales may not be made, and other sales parameters as we deem appropriate. Once we have so instructed the sales agent, unless the sales agent declines to accept the terms of such notice, it has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. The obligations of the sales agent under the sales agreement to sell our common stock are subject to a number of customary conditions that we must meet. We may instruct the sales agent not to sell our common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We and the sales agent may suspend the offering of common stock upon proper notice to the other party and subject to other conditions. We and the sales agent each have the right, by giving written notice as specified in the sales agreement, to terminate the sales agreement in each party’s sole discretion at any time upon five days’ prior notice.

Under the terms of the sales agreement, we may also sell our common stock to the sales agent, as principal for its own account, at a price negotiated at the time of sale, provided that no sales may be made in a privately negotiated transaction without our prior consent.

Unless otherwise specified in the applicable placement notice, settlement for shares of our common stock will occur on the trading day following the date on which the sales are made. Sales of our common stock as contemplated in this prospectus will be settled through the facilities of The Depository Trust Company or by such other means as we and the sales agent may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay the sales agent a commission for its services in acting as agent in the sale of common stock at a commission rate of up to 3.0% of the gross proceeds from each sale. We also agreed to reimburse the sales agent for certain specified fees and documented expenses, including the fees and documented expenses of its legal counsel in an amount not to exceed $35,000.00, plus an additional amount not to exceed $5,000.00 per fiscal quarter on an ongoing basis during the term of the sales agreement, as provided in the sales agreement. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. We estimate that the total expenses for the offering, excluding compensation payable to the sales agent and expense reimbursement under the terms of the sales agreement, will be up to approximately $200,000.

In addition, the sales agreement provides that we will not (i) take any action designed to cause or result in, or that constitutes or would reasonably be expected to constitute, the stabilization or manipulation of the price of any of our securities to facilitate the sale or resale of common stock, or (ii) sell, bid for, or purchase common stock in violation of Regulation M, or pay anyone any compensation for soliciting purchases of the common stock under the sales agreement other than the sales agent.

In connection with the sale of the common stock on our behalf, the sales agent will be deemed to be an “underwriter” within the meaning of the Securities Act as amended, and its compensation will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales agent with respect to certain liabilities, including civil liabilities under the Securities Act.

The offering of our common stock pursuant to the sales agreement will terminate upon the earlier of (1) the issuance and sale of all common stock subject to the sales agreement; and (2) the termination of the sales agreement as described therein.

The sales agent and its affiliates have in the past and may in the future provide various investment banking and/or other financial services for us and/or our affiliates, for which services they may in the future receive customary fees. In addition, the sales agreement replaces the At Market Issuance Sales Agreement dated November 1, 2023 by and between the Company and the sales agent, which is being terminated in connection with the execution of the sales agreement. To the extent required by Regulation M under the Exchange Act, the sales agent will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus. This summary of the material provisions of the sales agreement does not purport to be a complete statement of its terms and conditions. A copy of the sales agreement is filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” below.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus were passed upon by Milbank LLP, New York, New York. Certain matters will be passed upon for the sales agent by Morgan, Lewis & Bockius LLP, Palo Alto, California.

EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference in this prospectus the documents that we file with the SEC. This means that we are disclosing important information to you by referring to these filings. The information we incorporate by reference is considered a part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede this information.

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is considered to be incorporated by reference in this prospectus modifies or supersedes such statement.

We incorporate by reference the following documents that we have filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 29, 2024;

•

The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December  31, 2023 from our definitive proxy statement on Schedule 14A (other than information furnished, rather than filed) filed on April 18, 2024;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, filed on May 1, 2024, June 30, 2024, filed on July 31, 2024 and September 30, 2024, filed on October 30, 2024;

•	Current Reports on Form 8-K (other than information furnished, rather than filed) filed with the SEC on March 5, 2024, June 6, 2024, September 19, 2024, and December 2, 2024; and

•

The description of our capital stock included in our Form 10 filed on December 14, 2016 and the amendments thereto filed on February  10, 2017, April  28, 2017 and May 4, 2017, as described in Exhibit 4.2 to the registration statement of which this prospectus forms a part.

In addition, we incorporate by reference into this prospectus (i) all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and before we have sold all of the common stock to which the prospectus relates or the offering is otherwise terminated and (ii) all documents filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement.

You may access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to any of these reports, free of charge on the SEC’s website. You may also access the documents incorporated by reference on our website at www.seacormarine.com. Other than the foregoing documents incorporated by reference, the information contained in, or that can be accessed through, our website is not part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the information that has been incorporated in this prospectus by reference but not delivered with this prospectus. You may obtain such documents by submitting a written request either to Investor Relations, SEACOR Marine Holdings Inc., 12121 Wickchester Lane, Suite 500, Houston, Texas 77079 or to InvestorRelations@seacormarine.com, or an oral request by calling the Company’s Investor Relations group at (346) 980-1700.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, file reports, proxy statements and other information with the SEC. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. We maintain a website at www.seacormarine.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute part of this prospectus. Please note that information contained in our website, whether currently posted or posted in the future, is not a part of this prospectus or the documents incorporated by reference in this prospectus.

Up to $25,000,000

SEACOR MARINE HOLDINGS INC.

Common Stock

PROSPECTUS

B. Riley Securities

February 24, 2025